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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT, dated as of March 1, 1998 between BioNebraska, Inc., a corporation incorporated and existing under the laws of Delaware (formerly Nebraska) and having its office at 3820 NW 46th Street in Lincoln, Nebraska (hereinafter referred to as "Company"), and MARIO R.W. EHLERS, MB.CHB.,PH.D., residing currently at 244 B. Presidential Drive, Greenville, Delaware 19807 (hereinafter referred to as the "Scientific Executive").

         WHEREAS the Company desires to employ the Scientific Executive as its Vice President and Chief Medical Officer and, as such, as a member of its management group; and the Scientific Executive desires to be so employed:

         NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.       EMPLOYMENT: POWERS AND DUTIES.

         The Company hereby employs the Scientific Executive as its Vice President and Chief Medical Officer, pursuant to the provisions of this Agreement. The Scientific Executive shall generally have the responsibilities, duties and functions as set forth in Annex A attached. The Scientific Executive shall perform services in such capacity for the Company and for any of its affiliates or subsidiaries with such authority and with such powers and duties as may be prescribed or assigned to him from time to time by the Board of Directors of the Company, by the Chairman of the Board and the C.E.O. In performing his services hereunder, he shall report to the Chairman of the Board and C.E.O., and also to the President on scientific matters.

2.       EXCLUSIVITY.

         During the term of his employment hereunder, the Scientific Executive will devote his best efforts, energy, skill and resources to his duties hereunder and to the affairs and interests of the Company and its affiliates and subsidiaries and will not, without the approval of the Board of Directors of the Company or the Chairman of the Board an C.E.O., actively engage in consulting for or in the conduct of any other business in the chemical, biotech or medical fields.

         The foregoing notwithstanding, consistent with his over-all responsibilities, the Scientific Executive shall be afforded the opportunity and encouraged to supervise and carry on research programs at an appropriate institution on one or more topics of interest to the Scientific Executive and the Company.

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3.       DIRECT COMPENSATION

         During his employment hereunder, the Scientific Executive shall receive salary at the annual rate of one hundred twenty-five thousand dollars ($125,000), to be paid in equal monthly installments after required tax and other deductions are made from such installments. At the end of each calendar year under this Agreement, the performance of the Scientific Executive will be reviewed. In the event that his performance and contributions to the Company have been in accordance with or exceeding expectations for the particular year, as determined by the Chairman of the Board and C.E.O. and the President, it is anticipated that the Scientific Executive will receive a positive adjustment to his salary level over that obtained in the previous year.

         In addition, assuming the Company's situation permits, the Board of Directors of the Company may establish an appropriate incentive program to provide additional incentive compensation to the Scientific Executive in the event certain goals, to be mutually agreed upon by the Company and the Scientific Executive, are met during a particular calendar year of his service hereunder. The Scientific Executive may also receive additional compensation from the Company's subsidiaries and affiliates.

4.       ADDITIONAL BENEFITS.

         (A) The Scientific Executive shall be provided with such health, sickness, accident, hospitalization, disability, life and other insurance benefits as are generally provided under the Company's and/or its affiliates' group policies. This will include life insurance coverage of at least $100,000 for the Scientific Executive.

         (B) When and if instituted, the Scientific Executive shall be provided with such savings and retirement plan benefits as may be provided in general for employees under the Company's plans, as adopted or amended from time to time, based on his compensation received from the Company from time to time. The Company has established a 401(K) Plan for retirement savings for all employees including the Scientific Executive. Initial Company contributions to this Plan are expected to be small or non-existent until funding of the Company permits (as determined in the sole discretion of the Board of Directors) one or more significant contributions and to be modest thereafter until the Company becomes substantially profitable in its operations.

5.       LONG-TERM STOCK OPTION INCENTIVES.

         The Scientific Executive shall be allotted an incentive stock option under the Company's 1993 Stock Plan, as amended in 1996, covering a total of forty thousand (40,000) shares of the Company's Common Stock. This option will be vested and become exercisable thereafter in three equal annual installments over the three years, beginning as of a date which is one year after the date of this Agreement. The option price will be $7.00 per share being the fair market value of the shares at the time the options are granted, as determined by the Board of Directors.


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         The Scientific Executive will be eligible for participation in additional stock plans of the Company if and to the extent that the Board of Directors at the relevant time, in it its sole discretion, shall consider that the work and contributions of the Scientific Executive merit such participation.

6. EXPENSES.

         The Company shall reimburse to the Scientific Executive all reasonable travel, hotel, entertainment and other out-of-pocket expenses which he may from time to time incur in the course of carrying out his duties for the Company and any of its affiliates or subsidiaries.

         The Company shall reimburse the Scientific Executive's reasonable costs of moving his household to Lincoln from another U. S. location. The Company will also reimburse the reasonable costs for the Scientific Executive and/or his wife to make trips to Lincoln from Wilmington to locate housing.

7.       NON-COMPETITION.

         (A) During the term of his employment hereunder, and for a two-year period thereafter, but only in the event that the Company shall in its discretion continue to pay compensation to the Scientific Executive after termination of employment equal to at least one half of the total level of salary received during the last year prior to the termination of the Scientific Executive's employment hereunder, the Scientific Executive agrees that, unless he obtains written consent from the Company covering a particular planned competitive activity, the Scientific Executive shall not directly or indirectly engage in, consult for, be employed by or finance any business activity that is competitive with the businesses which are being conducted by the Company or by any affiliate or subsidiary or customer of the Company. For purposes of the foregoing, activities other than the production and sale of regulatory peptide hormone therapies, such as GRF, GLP-1 and PTH and their analogs and mimics, and related activities, would not be considered competitive to the Company's business. The foregoing notwithstanding, the Company shall have no obligation, in the event of his termination of employment, to pay any continuing compensation to the Scientific Executive in which case the foregoing restrictions on competitive activity after termination of employment shall not apply.

         (B) In no event will the Scientific Executive at any time during or within a period which is two years after termination of his employment hereunder, without receiving the Company's prior written consent:

         (i) preempt, divert, disrupt or otherwise interfere with any business relationship of the Company, or of any of its affiliates or subsidiaries, with any of the clients, customers or business contacts of the Company or of any of its affiliates or subsidiaries; or

         (ii) solicit for employment for his own or another's benefit, as employee, partner, consultant, independent contractor or otherwise, or directly or indirectly suggest to others for solicitation for employment, any person who is or has been employed by the Company or by any affiliate or subsidiary of the Company during the term of the employment hereunder.


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8.       INTELLECTUAL PROPERTY RIGHTS.

         (A) As between the Company or any of its affiliates or subsidiaries, as the case may be, and the Scientific Executive, all products, know-how, methods, processes, discoveries, materials, ideas, strategies, creations, inventions, medical or clinical ideas, results or innovations and properties pertaining or relating to the businesses of the Company, or of any affiliate or subsidiary of the Company, which the Scientific Executive may create by himself or with others or to which he may become exposed, whether or not developed or invented by the Scientific Executive and whether or not developed or discovered during regular working hours, shall be the sole and absolute property of the Company or the particular affiliate or subsidiary, for any and all purposes. The Scientific Executive shall not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature in any of the foregoing.

         (B) The Scientific Executive acknowledges that in the course of his employment hereunder he will make use of, acquire and add to confidential information of the Company and its affiliates and subsidiaries of a special and unique nature and value relating to such matters as trade secrets, products, technical systems, processes and procedures, clinical ideas, results or innovations, know-how, inventions, manuals, confidential reports, plans, properties, strategies and customer business. The Scientific Executive agrees that with respect to any of the foregoing, during and following the term hereof, for so long as same remains confidential (and beyond should loss of confidentiality be caused by the Scientific Executive), he will not, for any purposes (unless otherwise agreed to by the Company in writing) divulge or disclose any of such information or let others use such information for any purpose other than for the benefit of the Company or its affiliate or subsidiaries, as the case may be.

9.       TERM OF EMPLOYMENT.

         The Scientific Executive's employment shall continue indefinitely hereunder, unless and until terminated by either party upon delivery of six months' prior written notice of termination to the other party.

         Notwithstanding the foregoing, the Company shall be entitled by notice in writing to the Scientific Executive to terminate forthwith his employment with the Company under this Agreement if he shall have engaged in any willful misconduct or misconduct involving negligence or commit any material breach of his obligations to the Company hereunder.

10. VACATION.

         The Scientific Executive shall be entitled to four weeks of vacation in each calendar year.

11.      RETURN OF DOCUMENTS.

         The Scientific Executive shall promptly, upon the termination of his employment with the Company hereunder, deliver to the Company all office copies of reports, memoranda, accounts,


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laboratory, clinical and other notebooks, records and correspondence which may have been prepared by him or have come into his possession or control in the course of his employment hereunder.

12.      NOTICES.

         All notices hereunder shall be in writing and delivered personally or by registered or certified mail which shall be addressed to the Company at its principal office and to the Scientific Executive at the address stated in the first paragraph of this Agreement, or in either case at such other address as shall be designated in writing by the party to whom the notice is to be sent. Any such communication so sent by mail shall be deemed made or given upon mailing.

13.      MISCELLANEOUS.

         The BioNebraska Employee Handbook has been furnished to the Scientific Executive and shall form part of this Agreement. The Scientific Executive agrees to comply with operational rules of the Company as adopted from time to time and set forth in the Company's Handbook. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party other than those contained herein. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the parties to this Agreement and their respective heirs, executors, and successors in interest. The provisions of Sections 7, 8, 11, 13 and 14 hereunder shall survive the termination of this Agreement to the extent necessary to accomplish the purposes of the provisions in such Sections.

14.      GOVERNING LAW.

         This Agreement shall be governed and construed in accordance with the laws of Nebraska.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Scientific Executive has executed this Agreement as of the date first written above.

                                         BIONEBRASKA, INC.


                                         By /s/ Thomas R. Coolidge
                                            -----------------------------------
                                              Thomas R. Coolidge
                                              Chairman of the Board and C.E.O.



/s/ Mario Ehlers
-----------------------------------------
MARIO R.W. EHLERS, MB.ChB.,Ph.D.
         (the Scientific Executive)


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